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                                  EXHIBIT 8.1

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               [Letterhead of Luse Gorman Pomerenk & Schick, P.C.]





(202) 274-2000

August 13, 2004

Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York 10901

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Provident Bancorp, Inc., a Delaware corporation ("Provident"), including the proxy statement of Warwick Community Bancorp, Inc., a Delaware corporation ("Warwick") forming a part thereof, relating to the proposed merger (the "Merger") of Warwick with and into Provident pursuant to an Agreement and Plan of Merger, by and between Provident and Warwick, dated as of March 15, 2004.

        We have participated in the preparation of the discussion set forth in the section entitled "PROPOSAL I - THE PROPOSED MERGER--MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the Merger, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                     Very truly yours,

                                     \s\  Luse Gorman Pomerenk & Schick, P.C.

                                     Luse Gorman Pomerenk & Schick, P.C.